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                                                                    Exhibit 15.1

To Crawford & Company

We are aware that Crawford & Company has incorporated by reference in its previously filed Registration Statement File Nos. 2-78989, 33-22595, 33-47536, 33-36116, 333-02051, 333-24425, 333-24427, 333-43740, 333-87465, and 333-87467
its Form 10-Q for the quarter ended September 30, 2000, which includes our report dated November 13, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                             /s/ Arthur Andersen LLP

Atlanta, Georgia
November 13, 2000


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